UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

Vion Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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4 Science Park
New Haven, Connecticut 06511
(203) 498-4210

Dear Fellow Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Vion Pharmaceuticals, Inc., which will be held at 10:00 a.m., local time, on Tuesday, June 26, 2007 at The Stamford Marriott Hotel, 2 Stamford Forum, 243 Tresser Boulevard, Stamford, Connecticut 06901. This year you are being asked to: (i) elect eight directors; (ii) approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the authorized shares of common stock from 150,000,000 shares to 300,000,000 shares; (iii) approve a 3,000,000 share increase in the number of authorized shares of common stock that may be granted under the Company’s 2005 Stock Incentive Plan; and (iv) ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2007. At the meeting, I will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders.

I look forward to greeting personally those stockholders who are able to be present at the meeting. Whether or not you plan to attend the annual meeting, it is important that your shares be represented. Accordingly, we request that you promptly register your vote on the Internet or by telephone by following the instructions on the enclosed proxy card, or that you complete, sign, date and return the proxy card in the envelope provided.

If you vote via the Internet, I urge you to choose to receive an e-mail notice when proxy statements and annual reports for future meetings are available for viewing over the Internet. By doing so, you will reduce paper mailings, help the environment and lower expenses paid by the Company.

Thank you for your continued support.

Very truly yours,
Alan Kessman Chief Executive Officer

May 25, 2007
New Haven, Connecticut

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

TO BE HELD JUNE 26, 2007

Notice is hereby given that the 2007 Annual Meeting of Stockholders of Vion Pharmaceuticals, Inc. will be held at 10:00 a.m., local time, on Tuesday, June 26, 2007 at The Stamford Marriott Hotel, 2 Stamford Forum, 243 Tresser Boulevard, Stamford, Connecticut 06901, for the following purposes:

1.	To elect eight directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the authorized shares of common stock from 150,000,000 shares to 300,000,000 shares;

3.	To approve a 3,000,000 share increase in the number of authorized shares of common stock that may be granted under the Company’s 2005 Stock Incentive Plan;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2007; and

5.	To transact other business as may properly come before the meeting or any adjournment of the meeting.

Stockholders of record of the Company’s common stock at the close of business on May 7, 2007 are entitled to vote at the meeting or any adjournments of the meeting. Stockholders are requested to register their vote via the Internet or by telephone by following the instructions on the enclosed proxy card, or to complete, sign and date the proxy card and mail it in the enclosed prepaid envelope. Stockholders may revoke their proxy and change their vote by signing another proxy card with a later date and returning it before the polls close at the Annual Meeting of Stockholders, or by voting in person at the meeting. However, if you hold your shares in a brokerage account, you must obtain a proxy, executed in your favor, from your broker (the holder of record) to be able to vote at the meeting.

Please note that if you plan to attend the meeting, attendance may be limited to stockholders as of the record date only. Each stockholder may be asked to present valid picture identification prior to being admitted to the meeting. Stockholders holding stock in brokerage accounts (‘‘street name’’ holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

On behalf of the Board of Directors
Karen Schmedlin Secretary

May 25, 2007
New Haven, Connecticut

VION PHARMACEUTICALS, INC.
4 Science Park
New Haven, Connecticut 06511

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement is furnished to the holders of common stock of Vion Pharmaceuticals, Inc. (the ‘‘Company’’) in connection with the solicitation by and on behalf of our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on June 26, 2007, or at any adjournments of the meeting. The purpose of the meeting and the matters to be acted upon are described in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the accompanying proxy card and the Company’s Annual Report are being mailed to the stockholders on or about May 25, 2007.

We are paying for the distribution of the proxies. As part of this process, we reimburse brokers, nominees and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders. Our employees may also solicit proxies through mail, telephone, the Internet or other means, but they do not receive additional compensation for providing these services. We have engaged the firm of Georgeson Inc. to assist us in the distribution and solicitation of proxies and have agreed to pay Georgeson Inc. a fee of approximately $6,000, plus expenses, for its services. Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Revocability and Voting of Proxy

A form of proxy for use at the annual meeting and a prepaid return envelope for the proxy are enclosed. Stockholders may revoke their proxy and change their vote by signing another proxy card with a later date and returning it before the polls close at the annual meeting, or voting in person at the meeting. However, if you hold your shares in a brokerage account, you must obtain a proxy, executed in your favor, from your broker (the holder of record) to be able to vote at the meeting.

Shares of the Company’s common stock represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no instructions are given, the proxies intend to vote the shares represented thereby to approve Proposals No. 1, 2 and 4 as set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the meeting. If you abstain from voting on a particular matter, your vote will not be treated as cast either for or against that proposal.

Record Date and Voting Rights

Stockholders of record of the Company’s common stock at the close of business on May 7, 2007, the record date for the meeting, are entitled to notice of and to vote at the annual meeting or any adjournments of the meeting. Each outstanding share of common stock is entitled to one vote on each matter considered at the meeting. On May 7, 2007 there were 72,849,540 shares of our common stock outstanding and entitled to vote. The holders of a majority of the outstanding shares that may be voted at the meeting, present in person or by proxy, will constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. ‘Broker non-votes’ are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker non-votes on the specific items to be brought before the annual meeting is discussed under each item.

Meeting Attendance

Please note that if you plan to attend the meeting, attendance may be limited to stockholders as of the record date, or their duly appointed proxies, only. Each stockholder may be asked to present valid picture identification prior to being admitted to the meeting. Stockholders holding stock in brokerage accounts (‘‘street name’’ holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of May 1, 2007 (except as otherwise noted in the footnotes) regarding the beneficial ownership (as defined by the Securities and Exchange Commission (the ‘‘SEC’’)) of our Common Stock: (i) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (ii) each of our current directors and each nominee for director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all of our current directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed and the address of each beneficial owner is c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Directors and Officers	Number of Shares Beneficially Owned		Percent of Outstanding Shares of Common Stock
George Bickerstaff	94,235	(1,10)	*
Stephen K. Carter, M.D.	106,286	(2,10)	*
William R. Miller	404,344	(3,10)	*
Kevin Rakin	49,700	(10)	*
Alan C. Sartorelli, Ph.D.	545,948	(4,10)	*
Ian Williams. D. Phil.	39,700	(10)	*
Gary K. Willis	94,235	(1,10)	*
Ann Lee Cahill	818,220	(5,9)	1.1%
Meghan Fitzgerald	555,000	(9)	*
Howard B. Johnson	1,388,966	(6,9)	1.9%
Alan Kessman	3,399,450	(7,9)	4.6%
Ivan King, Ph.D	788,117	(8,9)	1.1%
All directors and executive officers as a group (15 persons)	9,171,088	(11)	12.1%
Other Beneficial Owners
Meditor Group Ltd. 79 Front Street Hamilton, Bermuda Meditor Master Cobra Fund Ltd. 6 Front Street Hamilton, Bermuda	4,400,900	(12)	5.7%
OrbiMed Advisors LLC OrbiMed Capital LLC Samuel D. Isaly 767 Third Avenue, 30th Floor New York, NY 10017	8,280,375	(13)	10.2%
QVT Financial LP QVT Financial GP LLC QVT Associates GP LLC 1177 Avenues of the Americas, 9th Floor New York, NY 10036 QVT Fund LP Walkers SPV, Walkers House P.O. Box 908GT Mary Street George Town, Grand Cayman, Cayman Islands	4,555,833	(14)	5.9%

*	Less than one percent

(1)	Includes 20,000 shares issuable upon exercise of options.

(2)	Includes 82,051 shares issuable upon exercise of options.

(3)	Includes 87,222 shares issuable upon exercise of options.

(4)	Includes 190,874 shares beneficially owned by Dr. Sartorelli’s wife, as to which Dr. Sartorelli disclaims beneficial ownership. Also includes 121,508 shares issuable upon exercise of options.

(5)	Includes 97,500 shares issuable upon exercise of options.

(6)	Includes 532,499 shares issuable upon exercise of options.

(7)	Includes 12,756 shares held by a family trust of which Mr. Kessman is a controlling member. Also includes 1,542,927 shares issuable upon exercise of options.

(8)	Includes 325,382 shares issuable upon exercise of options.

(9)	Includes restricted shares of our common stock not vested as of May 1, 2007 as follows:

•	On January 5, 2006, Messrs. Johnson, Kessman, King and Ms. Cahill were granted 221,667 shares, 466,667 shares, 138,889 shares and 186,667 shares of restricted stock, respectively, for their performance in 2005;

•	Includes 140,000 shares of restricted stock granted to Ms. Fitzgerald at hire on January 10, 2006;

•	On December 13, 2006, Messrs. Johnson, Kessman, and King, Ms. Cahill and Ms. Fitzgerald were granted 570,000 shares, 1,200,000 shares, 277,778 shares, 480,000 shares and 360,000 shares of restricted stock, respectively, for their performance in 2006; and

•	On March 12, 2007, Messrs. Johnson, Kessman, and King, Ms. Cahill and Ms. Fitzgerald were granted 50,000 shares, 120,000 shares, 35,000 shares, 50,000 shares and 35,000 shares of restricted stock, respectively.

Shares granted in 2006 will vest upon the earliest of (i) December 31, 2008; (ii) the approval of an NDA to market Cloretazine® (VNP40101M); or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan. Shares granted in 2007 will vest upon the earliest of (i) January 1, 2009; (ii) the approval of an NDA to market Cloretazine® (VNP40101M); or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan.

(10)	Includes restricted shares of our common stock not vested as of May 1, 2007 as follows:

•	On June 28, 2006, Messrs. Bickerstaff, Miller and Willis, and Drs. Carter and Sartorelli each received an annual grant of 11,300 shares of restricted stock and Dr. Williams received an initial grant following his appointment to our board of directors of 34,700 shares of restricted stock following our 2006 annual meeting of stockholders; and

•	On January 15, 2007, Mr. Rakin received an initial grant following his appointment to our board of directors of 34,700 shares of restricted stock.

Annual director grants will vest (i) one year after date of grant; or (ii) upon a Change of Control, as defined in our 2005 Stock Incentive Plan. Initial director grants will vest (i) in three equal annual installments on the anniversary of the date of grant; or (ii) upon a Change of Control, as defined in our 2005 Stock Incentive Plan.

(11)	Includes 2,898,022 shares issuable upon exercise of options.

(12)	Based on data set forth in an Amendment 2 to Schedule 13G filed with the SEC on April 27, 2007, 4,400,900 shares reported in such Schedule 13G are held by Meditor Group Ltd., which shares dispositive and voting power over the shares. Meditor Master Cobra Fund Ltd., an investment management client of Meditor Group Ltd., has the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, 4,174,700 shares.

(13)	Based on data set forth in an Amendment 2 to Schedule 13G filed with the SEC on February 27, 2007, of the 8,280,375 shares reported in such Schedule 13G: (i) 3,187,575 shares are held by OrbiMed Advisors LLC; and (ii) 5,092,800 shares are held by OrbiMed Capital LLC. OrbiMed Advisors LLC and OrbiMed Capital LLC are investment advisors. Samuel D. Isaly is a control person for OrbiMed Advisors LLC and OrbiMed Capital LLC and shares dispositive and voting power over the shares held by OrbiMed Advisors LLC and OrbiMed Capital LLC. OrbiMed Advisors LLC and OrbiMed Capital LLC hold shares and share equivalents issuable from theexercise of warrants and conversion of convertible notes on behalf of Caduceus Capital Master Fund Limited (502,400 shares, 1,119,792 shares issuable upon conversion of convertible notes and 279,500 shares issuable upon exercise of warrants), Caduceus Capital II, L.P. (271,100 shares, 625,000 issuable upon conversion of convertible notes and 156,000 issuable upon exercise of warrants), UBS Eucalyptus Fund, LLC (366,500 shares,781,250 shares issuable upon conversion of convertible notes and issuable upon exercise of 195,000 warrants), PW Eucalyptus Fund, Ltd. (42,300 shares, 78,125 shares issuable upon conversion of convertible notes and 19,500 shares issuable upon exercise of warrants), HFR SHC Aggressive Master Trust (81,800 shares, 130,208 issuable upon conversion of convertible notes and 32,500 issuable upon exercise of warrants), Knightsbridge Post Venture IV L.P. (150,600 shares), Knightsbridge Integrated Holdings, V, LP (188,800 shares), Knightsbridge Netherlands II, LP (44,300 shares), Knightsbridge Integrated Holdings IV Post Venture, LP (65,200 shares), Knightsbridge Post Venture III, LP (10,400 shares), Knightsbridge Netherlands I LP (10,000 shares), Knightsbridge Netherlands III – LP (58,500 shares), Knightsbridge Integrated Holdings II Limited (20,600 shares), Knightsbridge Venture Capital VI, L.P. (93,700 shares), Knightsbridge Venture Capital III LP (10,700 shares), and Finsbury Emerging Biotechnology Trust plc (2,946,600 shares).
(14)	Based on data set forth in Schedule 13G filed with the SEC on February 21, 2007, of the 4,555,833 shares reported in such Schedule 13G: (i) 3,905,000 shares are beneficially owned by QVT Fund LP consisting of 3,125,000 shares underlying convertible senior notes and 780,000 shares underlying common stock purchase warrants; and (ii) 650,833 shares, consisting of 520,833 shares underlying convertible notes and 130,000 shares underlying warrants, are held in a separate discretionary account managed for Deutsche Bank AG (the ‘‘Separate Account’’). QVT Financial LP is the investment manager for QVT Fund LP and the Separate Account and shares dispositive and voting power over the shares held by each of the QVT Fund LP and the Separate Account. Accordingly, QVT Financial LP may be deemed to be the beneficial owner of an aggregate of 4,555,833 shares, consisting of the shares held by QVT Fund LP and the Separate Account. QVT Financial GP LLC, as general partner of QVT Financial LP may be deemed to beneficially own the same number of shares reported by QVT Financial LP, and QVT Associates GP LLC, as general partner of QVT Fund LP, may be deemed to beneficially own the same number of shares as reported by QVT Fund LP. Each of QVT Financial LP, QVT Financial GP LLC and QVT Associates GP LLC disclaim beneficial ownership of the shares reported in the Schedule 13G, except to the extent of any pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq Stock Market. Executive officers, directors and beneficial owners of more than ten percent of our Common Stock are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the forms furnished to us and written representations from our executive officers and directors, we believe that during fiscal 2006 all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial owners of more than ten percent of our Common Stock were complied with.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the annual meeting, eight directors will be elected (constituting the entire Board of Directors). Each director is to hold office until the 2008 Annual Meeting of Stockholders or until a successor is elected and qualified. The persons named below have been nominated by the Board of Directors on recommendation of its Nominating and Governance Committee. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee by the persons named in the proxy or the size of the Board may be reduced accordingly. The Board is not aware of any circumstances likely to make any nominee unavailable for election.

The nominees for election to our Board of Directors are as follows:

Name	Position
William R. Miller (1)	Director
George Bickerstaff	Director
Stephen K. Carter, M.D. (2)	Director
Alan Kessman	Chief Executive Officer and Director
Kevin Rakin (1,3)	Director
Alan C. Sartorelli, Ph.D. (2)	Director
Ian Williams, D. Phil. (2,3)	Director
Gary K. Willis (1,3)	Director

(1)	Member of the Audit Committee of the Board of Directors.
(2)	Member of the Nominating and Governance Committee of the Board of Directors.
(3)	Member of the Compensation Committee of the Board of Directors.

William R. Miller, age 79, has been Chairman of our Board since April 1995. From February 1995 until April 1995, Mr. Miller was Chairman of the Board of OncoRx, Inc., which merged into the Company (then known as MelaRx, Inc.) in April 1995. Mr. Miller is currently a director of ImClone Systems, Inc., a biotechnology company, and chairman of the board of MedaSorb Technologies, Inc., a medical device company. From 1964 until his retirement in 1991, Mr. Miller was employed by Bristol-Myers Squibb Company in various positions, including vice chairman of the board commencing in 1985.

George Bickerstaff, age 51, has been a director since June 2005. Mr. Bickerstaff has been a managing director of CRT Capital Group LLC, an investment banking company, since June 2005. From October 2000 to May 2004, Mr. Bickerstaff held various positions with Novartis, including chief financial officer of Novartis Pharma AG. From 1998 to September 2000, Mr. Bickerstaff held senior finance and operating roles in venture-funded businesses and, prior to that, held various financial positions with the Dun and Bradstreet Corporation, including Chief Financial Officer of IMS Healthcare. Mr. Bickerstaff is also a director of Oracle Healthcare Acquisition Corp, a blank check company.

Stephen K. Carter, M.D., age 69, has been a director since April 2001. Dr. Carter is a director of Alfacell Corp., Callisto Pharmaceuticals, Inc., Cytogen Corp., Emisphere Technologies Inc. and Tapestry Pharmaceuticals, Inc. (each a biotechnology company). From 1998 to 2000, Dr. Carter was senior vice president, clinical and regulatory affairs of SUGEN, Inc. (subsequently acquired by Pharmacia & Upjohn, Inc.). From 1995 to 1996, Dr. Carter was senior vice president, research and development with Boehringer Ingelheim Pharmaceuticals, Inc. and from 1982 to 1995 held various positions with Bristol-Myers Squibb Company, including senior vice president, worldwide clinical research and development.

Alan Kessman, age 60, has been our Chief Executive Officer since January 1999 and has served on our Board of Directors since October 1998. Mr. Kessman also served as our President from April 1999 to January 2004. Mr. Kessman is a partner of PS Capital LLC, an international investment and management advisor. From 1983 to 1998, Mr. Kessman was chairman, chief executive officer and president of Executone Information Systems, Inc., a developer and marketer of voice and data communications systems.

Kevin Rakin, age 46, has been a director since January 2007. He is also a director of Clinical Data, Inc. and Omrix Biopharmaceuticals, Inc. He has been an executive-in-residence at Canaan Partners since January 2006 and chief executive officer of Advanced BioHealing, Inc. since December 2005. From August 2002 to October 2005, he was president and chief executive officer of Genaissance Pharmaceuticals, Inc., a biotechnology company he co-founded. Mr. Rakin also served as a member of the board of directors of Genaissance until it was acquired by Clinical Data, Inc. in October 2005. He is also co-chairman of the board of directors of Connecticut United for Research Excellence (CURE), Connecticut’s Bioscience Cluster and a member of the State of Connecticut’s Stem Cell Research Advisory Committee.

Alan C. Sartorelli, Ph.D., age 75, has been a director since 1995. Dr. Sartorelli has been an Alfred Gilman Professor of Pharmacology at Yale University School of Medicine since 1967 and Chairman of our Scientific Advisory Board since April 1995. Dr. Sartorelli was Chairman of the OncoRx, Inc. Scientific Advisory Board from May 1993 to April 1995 and director of Yale Comprehensive Cancer Center from 1984 to 1993.

Ian Williams, D. Phil., age 53, has been a director since June 2006. From 1981 until his retirement in 2004, he was employed at Pfizer, Inc. in various leadership positions in pharmaceutical research and development and strategic planning. He retired as Executive Director of the Strategic Management Group where he was responsible for worldwide strategy for Pfizer Research and Development. Dr. Williams now heads his own consulting company.

Gary K. Willis, age 61, has been a director since June 2005. Mr. Willis is a also a director of Rofin-Sinar Technologies and Plug Power Inc. From 1992 to 2000, Mr. Willis was chairman, president and chief executive officer of the Zygo Corporation, a developer and marketer of optical systems and components. From 1984 to 1990, Mr. Willis was chairman, president and chief executive officer of the Foxboro Company, a supplier of instruments, systems, and services for industrial process automation.

During the fiscal year ended December 31, 2006, the Board of Directors held 13 meetings. Each incumbent director attended at least 75% of the meetings of the Board of Directors, and of all committees of the Board of Directors on which he served, held during the time period he was a director of the Company except that George Bickerstaff did not attend those meetings relating specifically to our convertible note and warrant financing with CRT Capital Group LLC from which he recused himself .

The Board of Directors has a Compensation Committee, Audit Committee, and Nominating and Governance Committee to assist it in the discharge of its responsibilities. The charter for each of these committees is available on the Company’s website, www.vionpharm.com.

The Compensation Committee of the Board of Directors administers our executive compensation policies and incentive compensation plans, including bonus, stock option, restricted stock and other equity grants. During fiscal 2006, the Compensation Committee consisted of three non-employee directors, Messrs. Bickerstaff, Miller and Willis. Mr. Willis acts as the chairman of the Compensation Committee. The Compensation Committee held three meetings in 2006. On January 15, 2007, upon the appointment of Mr. Rakin to our Board of Directors, the Board of Directors made membership changes to its various committees and as such the Compensation Committee now consists of Dr. Willis, as Chairman, Mr. Rakin and Dr. Williams.

The functions of the Audit Committee and its activities during fiscal 2006 are described below under the heading ‘‘Report of the Audit Committee’’. During fiscal 2006, the Audit Committee consisted of three non-employee directors, Messrs. Bickerstaff, Miller and Willis. During fiscal 2006, Mr. Bickerstaff acted as the Chairman of the Audit Committee. The Audit Committee held five meetings in 2006. On January 15, 2007, upon the appointment of Mr. Rakin to our Board of Directors, the Board of Directors made membership changes to its various committees and as such the Audit Committee now consists of Mr. Rakin, as Chairman, Mr. Miller and Mr. Willis.

Nominating and Governance Committee

The Nominating and Governance Committee was established for the purpose of assisting the Board in its selection of individuals as nominees for election to the Board at meetings of the Company’s stockholders and/or to fill any vacancies or newly created directorships on the Board and assisting the Board in its oversight of the corporate governance of the Company.

During fiscal 2006, the Nominating and Governance Committee was comprised of Messrs. Carter, Miller and Sartorelli. During fiscal 2006, Mr. Miller acted as the chairman of the Nominating and Governance Committee. The Nominating and Governance Committee held two meetings in 2006. On January 15, 2007, upon the appointment of Mr. Rakin to our Board of Directors, the Board of Directors made membership changes to its various committees and as such the Nominating and Governance now consists of Dr. Williams, as Chairman, Dr. Carter and Dr. Sartorelli. All members of the Nominating and Governance Committee are independent as currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The Nominating and Governance Committee uses a variety of methods to identify and evaluate nominees for election to the Board. Candidates may come to the attention of the Nominating and Governance Committee through members of our Board, professional search firms, stockholders and other interested parties. From time to time, the Nominating and Governance Committee engages consulting firms to perform searches for director candidates who meet the current needs of the Board. If a consulting firm is retained to assist in the search process for a director, a fee is typically paid to such firm. Executive officers recommended Dr. Williams and Mr. Rakin to the Nominating and Governance Committee.

The Nominating and Governance Committee believes that all candidates should have personal and professional integrity, experience with businesses and other organizations of comparable size or in related industries, a college or professional degree, demonstrated exceptional ability and judgment, and the ability to act in the best interests of our stockholders.

The Nominating and Governance Committee will consider nominations for directors from stockholders. A stockholder wishing to nominate an individual for election to the Board should send the nomination, together with a statement of the individual’s experience and qualifications and a signed consent of the individual to serve if nominated and elected, to our Nominating and Governance Committee Administrator, c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Nominations received by the Nominating and Governance Committee will be reviewed by the Chairman of the Nominating and Governance Committee to determine whether the candidate possesses director qualifications, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the Board and whether the candidate will be effective, together with the other nominees and directors, in serving the long-term interests of the Company and our stockholders.

If the candidate meets the requirements for a current vacancy on the Board, the submission materials are reviewed by the Nominating and Governance Committee. The process of reviewing and evaluating candidates submitted by stockholders is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

Policy Regarding Director Attendance

The Company encourages members of its Board of Directors to attend annual stockholders meetings. All members of the Board of Directors attended the 2006 annual meeting of stockholders, except for one former director who retired as of the 2006 annual meeting.

Stockholder Communications with the Board of Directors

The Board will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Governance Committee will be primarily responsible for monitoring communications from stockholders and other interested parties and will provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to Chairman of the Nominating and Governance Committee, c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Report of the Audit Committee

The Board’s Audit Committee consists of three non-employee directors, Kevin Rakin, as Chairman, William R. Miller and Gary K. Willis, each of whom has been determined to be an ‘‘independent director’’ as that term is defined in the listing standards of the NASDAQ Stock Market. Pursuant to the Audit Committee’s amended and restated written charter as adopted by the Board of Directors (which is available on our website, www.vionpharm.com), the Audit Committee evaluates audit performance, manages the relationship with the Company’s independent accountants, assesses policies and procedures relating to internal controls and evaluates complaints regarding auditing and accounting matters. This report relates to the activities taken by the Audit Committee in carrying out such role for the past year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and reporting process, which includes the Company’s systems for internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006 and discussed the audited financial statements with management. The review included a discussion of the quality and acceptability of the Company’s financial reporting and controls, including the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee held a private session with the Company’s independent auditors at which candid discussions of financial management, accounting and internal controls took place.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting and other matters.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Board of Directors, on recommendation of its Audit Committee, has selected Ernst & Young LLP as the Company’s independent auditors for fiscal year 2007 and will submit its decision for stockholder ratification at the annual meeting.

Submitted by the Audit Committee:
Kevin Rakin, Chairman William R. Miller Gary willis

Audit Committee Financial Expert

Our Board of Directors has determined that Mr. Bickerstaff, who served on its Audit Committee through January 15, 2007, and Mr. Rakin, who has served on its Audit Committee since January 15, 2007, qualify as ‘‘audit committee financial expert’’ (as that term is defined in the rules promulgated by the United States Securities and Exchange Commission (SEC) pursuant to the Sarbanes-Oxley Act of 2002).

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of the Company during 2006 or was formerly an officer or employee of the Company. In addition, no executive officer of the Company served as a member of another entity’s board of directors or as a member of the compensation committee of another entity (or other board committee performing equivalent functions) during 2006, which entity had an executive officer serving on the Board of Directors of the Company.

Compensation of Directors

We currently have seven non-employee directors that qualify for compensation under our director compensation plan. Non-employee directors receive annual cash compensation of $15,000 per annum, except for the chairman of the Board of Directors who receives $40,000 per annum. Each non-employee director also receives additional cash compensation, ranging from $500 to $1,500 per meeting, for meetings attended, and reimbursement of actual out-of-pocket expenses incurred in connection with attendance at meetings. In addition, the chairman of each committee of the board receives annual cash compensation of $5,000, except for the chairman of the audit committee who receives $10,000 per annum. Non-employee directors receive an initial restricted common stock award under our 2005 Stock Incentive Plan, such restricted common stock to vest in three equal annual installments on the grant anniversary, and annual restricted common stock awards upon re-election to the Board of Directors, such restricted common stock to vest on the first anniversary of the date of grant. The Company does not pay employee members of the board separately for their service on the board.

The following table sets forth total compensation of our non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned Or Paid In Cash ($)	Stock Awards(3) ($)	Option Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
George Bickerstaff	$40,750	$30,996	$9,781	—	$81,527
Stephen K. Carter, M.D	$25,000	$30,996	—	—	$55,996
William R. Miller	$51,750	$30,996	—	—	$82,746
Alan C. Sartorelli, Ph.D	$27,250	$30,996	—	$2,000	$60,246
Mario Sznol, M.D.(1)	$9,750	$22,097	$22,907	$1,125	$55,879
Ian Williams, D. Phil. (2)	$17,500	$9,109	—	—	$26,609
Gary K. Willis	$37,000	$30,996	$9,781	—	$77,777

(1)	Dr. Sznol was a member of our Board of Directors through June 27, 2006.
(2)	Dr. Williams was elected to our Board of Directors on June 27, 2006.
(3)	Represents the dollar amount recognized for financial reporting purposes for fiscal year 2006 in accordance with SFAS No. 123(R) for the fair value of restricted common stock awards granted to these directors. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The awards include: (i) 12,935 restricted common shares with a November 16, 2005 grant date fair market value of $26,517 that vested on November 16, 2006 awarded to Messrs. Bickerstaff, Miller, Willis and Drs. Carter, Sartorelli, Sznol; (ii) 11,300 restricted common shares with a June 28, 2006 grant date fair value of $15,255 that will vest on June 28, 2007 awarded to Messrs. Bickerstaff, Miller, Willis and Drs. Carter, Sartorelli; and (iii) 34,700 restricted common shares with a June 28, 2006 grant date fair value of $46,845 that will vest in three equal annual installments on the anniversary of the date of grant awarded to Dr. Williams. At December 31, 2006, the aggregate number of outstanding restricted common stock awards was 11,300 for each of Messrs. Bickerstaff, Miller, Willis and Drs. Carter, Sartorelli, and 34,700 for Dr. Williams. For information regarding our valuation of stock-based compensation, see ‘‘Critical Accounting Policies and Estimates — Stock-Based Compensation Expense’’ contained in Item 7 as well as Notes 2 and 6 to our Consolidated Financial Statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.
(4)	Represents the dollar amount recognized for financial reporting purposes for fiscal year 2006 in accordance with SFAS No. 123(R) for the fair value of stock option awards granted to these directors. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The awards include: (i) 20,000 stock options with a June 8, 2005 grant date fair value of $22,514 that vested on June 8, 2006 awarded to Messrs. Bickerstaff and Willis; and (ii) 33,335 stock options with a December 10, 2003 grant date fair value of $48,612 that vested on in three equal annual installments on the anniversary of the date of grant awarded to Dr. Sznol. At December 31, 2006, the aggregate number of outstanding stock options for each of Messrs. Bickerstaff, Miller, Willis and Drs. Carter, Sartorelli, Sznol was 20,000, 88,472, 20,000, 82,051, 121,508 and 467,188, respectively. For information regarding our valuation of stock-based compensation, see ‘‘Critical Accounting Policies and Estimates — Stock-Based Compensation Expense’’ contained in Item 7 as well as Notes 2 and 6 to our Consolidated Financial Statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.
(5)	Represents fees paid for actual scientific consulting services rendered during fiscal year 2006. Excludes payments made in 2006 to Dr. Sartorelli’s laboratory at Yale University in connection with a gift to support research projects. See ‘‘Certain Relationships and Related Transactions’’ below.

Certain Relationships and Related Transactions

Mr. Bickerstaff, one of our directors, is a principal of CRT Capital Group LLC (‘‘CRT’’), which was the initial purchaser of our convertible notes and warrants in a private placement in February 2007. CRT received a purchase discount of $3.6 million which represented 6% of the $60 million principal amount of the notes.

In March 2007, we made a gift of $200,000 to support research projects through March 31, 2008 at a Yale University research laboratory headed by one of our directors, Dr. Sartorelli. The gift is payable in four equal quarterly installments beginning April 1, 2007.

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based on this review, the Board has determined that all of the directors are ‘‘independent directors’’ as defined by the Nasdaq Stock Market®, except Mr. Kessman, our Chief Executive Officer, and Mr. Bickerstaff, who is not independent by virtue of his relationship with CRT and the transaction described, above. Neither Mr. Kessman nor Mr. Bickerstaff serves on any committee of the Board.

Vote Required

The eight nominees who receive the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instruction to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. Abstentions and withheld votes have no effect on the vote.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS ‘‘PROPOSAL NO. 1 — ELECTION OF DIRECTORS’’ TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

MANAGEMENT

Executive Officers

The following table contains the names and positions of our current executive officers:

Name	Position
Alan Kessman	Chief Executive Officer and Director
Howard B. Johnson	President and Chief Financial Officer
Ann Lee Cahill	Vice President of Clinical Development
Meghan Fitzgerald	Vice President and Chief Business Officer
Ivan King, Ph.D.	Vice President of Research and Development
Aileen Ryan	Vice President of Regulatory Affairs
Karen Schmedlin	Vice President of Finance, Chief Accounting Officer and Secretary
James Tanguay, Ph.D.	Vice President of Chemistry, Manufacturing and Control

Alan Kessman, age 60, has been our Chief Executive Officer since January 1999 and has served on our Board of Directors since October 1998. Mr. Kessman also served as our President from April 1999 to January 2004. Mr. Kessman is a partner of PS Capital LLC, an international investment and management advisor. From 1983 to 1998, Mr. Kessman was chairman, chief executive officer and president of Executone Information Systems, Inc., a developer and marketer of voice and data communications systems.

Howard B. Johnson, age 47, has been our President since January 2004 and our Chief Financial Officer since March 2002. Mr. Johnson was a vice president and a consultant for Nutrition 21, Inc., a nutri-ceutical company, from November 2001 until March 2002. From May 1999 until February 2001, Mr. Johnson was chief financial officer of IBS Interactive, Inc. (now Digital Fusion, Inc.), an information technology services company. Mr. Johnson founded and from 1996 to 1999 was chairman and chief executive officer of MedWorks Corporation, a privately held medical device company. From 1983 to 1993, Mr. Johnson was an investment banker at PaineWebber Group, Inc.

Ann Lee Cahill age 46, has been our Vice President of Clinical Development since October 2004. Ms. Cahill was our Senior Director of Clinical Affairs from October 2003 to October 2004 and Director of Clinical Affairs from January 2002 to October 2003. From 1997 to 2002, Ms. Cahill was a member of the project management group of Schering-Plough Corporation, including leadership roles in clinical affairs for hepatitis and medical oncology. From 1985 to 1997, Ms. Cahill was a physician associate in a medical oncology practice.

Meghan Fitzgerald, age 36, has been our Vice President and Chief Business Officer since January 2006. From 2005 to January 2006, Ms. Fitzgerald was Senior Director of Strategic Planning and Business Development and from 2001 to 2005 World Wide Marketing Director of Life Cycle Management for Pfizer Human Health. From 1997 to 2001 Ms. Fitzgerald held marketing positions at Merck, Forest Labs and Sanofi-Synthelabo. Prior to 1997, Ms. Fitzgerald was a registered nurse.

Ivan King, Ph.D., age 52, has been our Vice President of Research and Development since January 2004. Dr. King was our Vice President of Research from July 1998 to January 2004, Senior Director of Biology from April 1997 to July 1998 and Director of Biology from October 1995 to April 1997. From 1990 to 1995, Dr. King was a section leader in the department of tumor biology at Schering-Plough Research Institute in charge of the cell biology and in vivo biology groups where he was responsible for identifying targets, developing high throughput assays, evaluating in vitro and in vivo activities of drug candidates and recommending candidates for clinical development. Dr. King’s first industrial position was as a senior research scientist at Bristol-Myers Squibb Company.

Aileen Ryan, age 53, has been our Vice President of Regulatory Affairs since July 2006. Prior to joining Vion, she was the head of Global Regulatory Strategy, Oncology for Bayer Pharmaceuticals Corporation from January 2004 to July 2006.  At Bayer, she was responsible for the global regulatory strategy for a portfolio of oncology compounds, including Nexavar® (sorafenib) Tablets, Bayer’s multi-kinase inhibitor for the treatment of advanced renal cell carcinoma, which was approved by the FDA in December 2005 and EMEA in 2006. Prior to joining Bayer, Ms. Ryan was Vice President, Regulatory Affairs for Coley Pharmaceutical Group from 1999 to 2003.

Karen Schmedlin, age 44, has been our Vice President, Finance and Chief Accounting Officer since March 2006 and our Secretary since April 2001. Ms. Schmedlin was our Controller from October 2000 to March 2006. From 1990 to 2000, Ms. Schmedlin held various finance and marketing positions at Executone Information Systems, Inc., a developer and marketer of voice and data communications systems, including director of marketing operations, division controller and manager of financial reporting. From 1984 to 1990, Ms. Schmedlin was an auditor with Arthur Andersen & Co.

James Tanguay, Ph.D., age 45, has been our Vice President, Chemistry, Manufacturing and Controls since April 2007. From October 2003 to April 2007, Dr. Tanguay was Vice President, Technical Operations at Kos Pharmaceuticals, acquired by Abbott Laboratories in 2006. In that capacity, he was responsible for strategic planning and administration of all domestic and international commercial manufacturing, testing and distribution. Dr. Tanguay started at Kos Pharmaceuticals in 1996, and held several positions in quality control and analytical sciences while rising to his final position in senior management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program for our Chief Executive Officer, our President and Chief Financial Officer and our three most highly compensated executive officers, whom we collectively refer to as our named executive officers, consists of (i) base salary and (ii) incentive compensation in the form of non-equity incentive compensation bonus awards tied to the achievement of corporate objectives and equity-based incentive compensation awards by the Company under the Company’s 2005 Stock Incentive Plan. Our executive compensation program has historically included very few perquisites. The Company’s Compensation Committee is responsible for reviewing and approving the compensation paid by us to the named executive officers.

In February 2005, the Compensation Committee retained Buck Consultants, Inc. (f/k/a Mellon Consultants, LLC), an executive compensation consulting firm, to assist it in conducting an evaluation of our compensation arrangements for our senior executives, including our named executive officers, with the goal of bringing our compensation arrangements in line with those offered by similarly situated public companies in the pharmaceutical development industry. Our current compensation program reflects in large part the recommendations of Buck Consultants, Inc. in particular our emphasis on the use of incentive-based compensation to reward the named executive officers and members of senior management for contributions to the achievement of the Company’s business, research and product development objectives, and the use of stock-based awards under our 2005 Stock Incentive Plan to provide an additional incentive for our officers and employees, including the named executive officers, and the vesting schedule we established for such awards.

Prior to the adoption of our 2005 Stock Incentive Plan, we issued options to purchase our common stock to our named executive officers and others under our 2003 Stock Option Plan, which was, together with all of our previous option plans, superseded by our 2005 Stock Incentive Plan. Our last option grant under the 2003 Stock Option Plan was on October 25, 2005. To date, we have not granted any options under the 2005 Stock Incentive Plan, though we are permitted to do so.

Compensation Objectives

The Compensation Committee’s philosophy is to establish executive compensation policies linked to the creation of shareholder value. Our compensation program is designed to:

•	Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size and at a comparable stage of development within our industry;

•	Align the interests of the executive officers with those of the stockholders with respect to short-term operating goals and long-term increases in the value of our common stock;

•	Reward executive officers for the achievement of short-term goals and for the enhancement of the long-term value of the Company; and

•	Provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

These objectives serve as the guiding principles for all the decisions the Compensation Committee makes with respect to the amount and type of compensation payable to our named executive officers.

Components of Compensation

Elements of Executive Compensation.    Except with respect to the non-equity (i.e., cash) incentive compensation bonus percentage targets set for each named executive officer as described below, the Compensation Committee does not have a specific mix of compensation components that it tries to achieve, but the intent is to make each component of total direct compensation (including base salary, annual cash bonus incentive, and long-term equity incentives) competitive with other companies of similar size and stage of development operating in our industry, while taking into account our relative performance and our own strategic goals. In making determinations on the mix and amount of executive compensation, the Compensation Committee reviews all components of the executive’s compensation, including base salary, annual cash bonuses, equity-based compensation and any other form of compensation received from the Company to ensure such compensation meets the goals of the program. As we have done in the past, we have used the Radford Biotechnology Survey as a basis for comparison of compensation. The Compensation Committee’s philosophy, in general, has been to set base salary and bonus levels between the 50th and 75th percentiles of compensation as reported in the Radford Biotechnology Survey. The primary components of compensation paid by the Company to its executive officers and senior management personnel, and the relationship of such components of compensation to the Company’s performance, are discussed below:

Base Salary.    The base salaries for the Company’s named executive officers for the year ended December 31, 2006 were generally established in January 2006. The Compensation Committee approved salary increases for 2006 for Mr. Kessman, Mr. Johnson, Ms. Cahill and Dr. King of 4%, 4%, 20% and 7.2%, respectively. Adjustments to base salaries are generally determined based upon a number of factors, including the Company’s performance (to the extent such can fairly be attributed or related to each executive’s performance), as well as the nature of each executive’s responsibilities, capabilities and contributions, and whether their salary fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee considered each of these factors but did not assign a specific value to each factor in raising base salaries for 2006. One of our named executive officers, Meghan Fitzgerald, began employment in January 2006 and thus her salary was set by the Compensation Committee at the time of employment based upon her experience, responsibilities and comparable market data for her position. The Compensation Committee believes that base salaries for the Company’s named executive officers have historically been reasonable in relation to the Company’s size and performance in comparison with the compensation paid by similarly sized companies or companies within the Company’s industry.

Incentive Compensation.    At the beginning of each year, Mr. Kessman, our Chief Executive Officer, recommends, and the Compensation Committee considers and adopts, performance criteria for the Company’s executive officers on which to base non-equity bonus compensation for the year. For 2006, the Compensation Committee adopted performance targets tied to clinical, research and development, business development, administrative and financial goals. We generally do not adjust or alter these criteria after they have been adopted. With the assistance of Mr. Kessman, the Compensation Committee determined the level of corporate attainment resulting in the following annual non-equity incentive compensation bonus payments. The targeted cash bonus to be paid based upon the achievement of all of the performance criteria will generally be between 25% and 50% of the named executive officer’s salary, as shown in the table below, with the actual amount paid as a non-equity incentive compensation cash bonus being such maximum amount prorated to reflect attainment of the performance targets.

Name	Target Percentage	Non-Equity Incentive Compensation Paid
Alan Kessman	50%	$95,000	(1)
Howard B. Johnson	30%	$61,150
Ann Lee Cahill	25%	$52,000	(2)
Meghan Fitzgerald	25%	$48,000	(2)
Ivan King, Ph.D.	25%	$42,762

(1)	Though the Compensation Committee awarded Mr. Kessman $158,796 (reflecting the level of attainment and his 50% bonus target), at Mr. Kessman’s instigation such amount was reduced to $95,000 in order to preserve cash, which he believed to be in the best interests of the Company and its stockholders.

(2)	In awarding the 2006 bonuses, the Compensation Committee agreed to increase Ms. Cahill and Ms. Fitzgerald’s target percentage from 25% to 30% based on performance.

On March 12, 2007, the Compensation Committee approved the corporate performance criteria against which the Company’s 2007 bonus targets will be measured. The performance criteria for 2007, which had been proposed by Mr. Kessman, are tied to corporate, clinical, research and development, commercial, regulatory, administrative and financial goals with an emphasis on completing key clinical trials and moving forward with regulatory filing requirements. While the goals relating to securing additional financing have already been met, the Company’s ability to meet the business, clinical, regulatory, research and development and other financial goals set in the performance criteria is subject to risks and uncertainties, including those described under ‘‘Item 1A — Risk Factors’’ of our Annual Report on Form 10-K for the year ended December 31, 2006.

Restricted Stock.    The Company’s 2005 Stock Incentive Plan allows the Board of Directors or the Compensation Committee to grant stock-based awards of the Company’s Common Stock to executive officers and employees. Under the terms of the 2005 Stock Incentive Plan, the Board of Directors and the Compensation Committee have authority to select the executive officers and employees who will be granted stock-based awards and to determine the timing, pricing and number of shares of stock to be awarded. The primary form of long-term incentive award that the Compensation Committee has granted to our named executive officers in 2006 consists of restricted shares of our common stock. Based on the report furnished by Buck Consultants, the restricted stock grant agreement entered into by the Company in 2006 provides for vesting of the shares upon the earliest of: (i) December 31, 2008, (ii) a Change in Control, as defined in the Company’s 2005 Stock Incentive Plan, or (iii) the Company receiving approval of an NDA to market Cloretazine® (VNP40101M) although the Compensation Committee may adopt other or additional vesting criteria for future awards, if any.

The Compensation Committee believes strongly that equity-based incentive awards are an integral part of total compensation for our named executive officers each of whom has significant responsibility for the Company’s long-term results. The Compensation Committee believes that restricted stock provides an effective means of delivering incentive compensation while fostering stock ownership on the part of management. Stock-based awards with the foregoing described vesting criteria reward executive officers only to the extent that stockholders have likely also benefited from increases in the value of the Company and its Common Stock. This process serves to align the interests of named executive officers with those of stockholders. The Compensation Committee also believes that restricted stock awards motivate the named executive officers’ commitments to and successful execution of productivity, innovation, growth and business objectives aligned with shareholders’ interests. The Compensation Committee also determined that granting certain of our named executive officers restricted stock was more attractive to executives than granting stock options because, unlike stock options, there is no money required to exercise them for cash, and, though subject to restrictions, these awards allow the Company to issue all the shares on a current basis.

With the exception of significant promotions, new hires and/or certain special adjustments and/or circumstances, we generally make these types of awards at the last meeting of the Compensation Committee each fiscal year. This timing was selected because it enables us to consider year-end performance of the Company and the participants and the Compensation Committee’s expectations for the coming year. The Compensation Committee’s schedule is determined in advance at the beginning of each fiscal year, subject to adjustment, thus the proximity of any awards to earnings announcements or other market events is coincidental. The Compensation Committee agreed to issue restricted stock awards to the named executive officers below which were approved by the Compensation Committee and granted to the named executive officers in December 2006.

Name	Shares of Restricted Stock
Alan Kessman	1,200,000
Howard B. Johnson	570,000
Ann Lee Cahill	480,000
Meghan Fitzgerald	360,000	(1)
Ivan King, Ph.D.	277,778

(1)	Ms. Fitzgerald received an additional 160,000 shares of restricted stock upon joining the Company in January 2006.

The awards approved in December 2006 were part of an award to our named executive officers of an aggregate of 2,887,778 shares of our restricted common stock. Once the 2005 Stock Incentive Plan was adopted, on the recommendation of Buck Consultants, Inc., the Compensation Committee developed a non-binding three-year target schedule of restricted common stock awards for our executive officers, and the increase over the previous year’s grant of 1,013,890 shares of restricted common stock to our named executive officers results from the Compensation Committee’s decision to accelerate its award schedule by granting in 2006 all of the remaining shares issuable under its target schedule. This was done with the aim of increasing employee stock ownership in 2006 and to provide an added incentive to certain of the Company’s employees, including the named executive officers, in particular as we enter the later stages of development of Cloretazine® (VNP40101M). Other than as described in this paragraph, there were no material increases or decreases in compensation in 2006.

On March 12, 2007, on the recommendation of Mr. Kessman, the Compensation Committee approved the following restricted stock awards to the named executive officers:

Name	Shares of Restricted Stock
Alan Kessman	120,000
Howard B. Johnson	50,000
Ann Lee Cahill	50,000
Meghan Fitzgerald	35,000
Ivan King, Ph.D.	35,000

These shares vest upon the earliest of: (i) January 1, 2009, (ii) a Change in Control, as defined in the Company’s 2005 Stock Incentive Plan, or (iii) the Company receiving approval of an NDA to market Cloretazine® (VNP40101M).

Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to Named Executive Officers, excluding performance-based compensation. Through December 31, 2006, this provision has not limited our ability to deduct executive compensation, but the Compensation Committee will continue to monitor the potential impact of Section 162(m) on our ability to deduct executive compensation.

The accounting treatment of our compensation plans, including without limitation shared-based payments accounted for under SFAS No. 123(R) which we adopted as required on January 1, 2006, is not a significant factor in how we design our executive compensation plans.

Perquisites; Other Compensation

We annually review any perquisites that our Chief Executive Officer and the other named executive officers may receive. In general, we do not provide our executives with many of the types of perquisites that other companies offer their executives, such as club memberships or vehicle allowances. In addition to the cash and equity compensation described above, we provide our named executive officers with the same benefit package available to all of our salaried employees. This package includes:

•	Cafeteria plan — health and dental insurance, life insurance, disability insurance and long term care coverage (portion of costs), flexible spending pre-tax reimbursement plans for health and dependent care;

•	Participation in 401k plan, including matching contribution, and employee stock purchase plan which allows purchase of stock at a 15% discount; and

•	Tuition reimbursement.

The named executive officers are entitled to severance in various circumstances upon a change-in-control as described under the heading ‘‘Potential Payments Upon Termination or Change in Control’’ below. We also provide relocation assistance which is determined on a case by case basis. In addition, we provide assistance with tax planning and compliance of up to $6,000 per annum for our Chief Executive Officer and $600 per annum for the other named executive officers. We have also agreed to reimburse Mr. Johnson for his commuting expenses. Pursuant to the terms of his employment agreement, we pay life and disability insurance policy premiums for Mr. Kessman.

Stock Ownership Guidelines

Though the Compensation Committee seeks to align shareholder and management interests through restricted stock awards, the Company does not have specific established stock ownership guidelines for any of its officers.

The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during 2006. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Summary Compensation Table

The following table sets forth information relating to total compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers during the three fiscal years ended December 31, 2006:

Name and Principal Position	Year	Salary ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation ($)		Total Compensation ($)
Alan Kessman — Chief Executive Officer (1)	2006	$445,619	$2,388,667	$95,000	$30,167	(5)	$2,959,453
Howard B. Johnson — President and Chief Financial Officer	2006	$286,000	$1,134,617	$61,150	$10,433	(6)	$1,493,200
Ann Lee Cahill — Vice President, Clinical Development	2006	$240,000	$955,467	$52,000	$1,486	(7)	$1,248,953
Meghan Fitzgerald —Vice President, Chief Business Officer (2)	2006	$219,452	$804,000	$48,000	$1,182	(8)	$1,072,634
Ivan King, Ph.D —Vice President, Research and Development	2006	$240,000	$601,389	$42,762	$1,886	(9)	$886,037

(1)	We are a party to an employment agreement with Mr. Kessman.
(2)	Ms. Fitzgerald was named an executive officer on January 10, 2006. Ms. Fitzgerald’s 2006 annualized salary as an executive officer was $225,000.
(3)	The value of restricted common stock awards granted to our named executive officers represents the aggregate grant date fair value computed in accordance with SFAS No. 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts represent the accounting expense the Company will record over the vesting period of the awards and do not correspond to the actual value that will be recognized by the named executive officer. For information regarding our valuation of stock-based compensation, see ‘‘Critical Accounting Policies and Estimates — Stock-Based Compensation Expense’’ contained in Item 7 as well as Notes 2 and 6 to our Consolidated Financial Statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.
(4)	The amounts shown in the column were earned and expensed in 2006 and paid in 2007 pursuant to non-equity incentive plan compensation arrangements with our named executive officers and, in the case of our Chief Executive Officer, set forth in an employment agreement. Though the Compensation Committee awarded Mr. Kessman $158,796 (reflecting the level of attainment and his 50% bonus target), at Mr. Kessman’s instigation such amount was reduced to $95,000 in order to preserve cash, which he believed to be in the best interests of the Company and its stockholders.
(5)	Includes premiums on life and disability insurance of $23,167, matching contribution of $1,000 to the Company’s 401(k) plan and tax planning assistance of $6,000.
(6)	Includes Company-paid commuting expenses of $10,219 and $214 for premiums on life insurance.
(7)	Includes matching contribution of $1,000 to the Company’s 401(k) plan, $121 for premiums on life insurance and tax compliance assistance of $365.
(8)	Includes matching contribution of $1,000 to the Company’s 401(k) plan and $182 for premiums on life insurance.
(9)	Includes matching contribution of $1,000 to the Company’s 401(k) plan, $236 for premiums on life insurance and tax compliance assistance of $650.

In November 2003, we entered into an employment agreement effective January 1, 2004 with Alan Kessman, our Chief Executive Officer. The termination date of Mr. Kessman’s extended employment agreement is December 31, 2008. Pursuant to this agreement, Mr. Kessman receives a minimum base salary of $412,000 per year and is eligible for a bonus of up to 50% of his base salary based on the achievement of specified objectives. In addition, we pay for his personal insurance policies.

We do not have formal employment agreements with any of our named executive officers except Mr. Kessman; however, base pay, equity and non-equity incentive compensation arrangements, and other arrangements are set forth in offer letters provided to each of our named executive officers as of the date of hire or promotion. Since the date of these offer letters, the compensation paid to each of these executives has been increased.

Grants of Plan-Based Awards

Our Compensation Committee approved awards of restricted common stock under our 2005 Stock Incentive Plan to our named executive officers as set forth in the following grants of plan-based awards table during the year ended December 31, 2006:

Name	Grant Date	Date of Compensation Committee Action(1)	Estimated Future Payouts under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards
			Threshold (#)	Target (#)	Maximum (#)
Alan Kessman	1/5/2006	12/14/2005	—	466,667	—	$732,667
	12/13/2006	12/13/2006	—	1,200,000	—	$1,656,000
Howard B. Johnson	1/5/2006	12/14/2005	—	221,667	—	$348,017
	12/13/2006	12/13/2006	—	570,000	—	$786,600
Ann Lee Cahill	1/5/2006	12/14/2005	—	186,667	—	$293,067
	12/13/2006	12/13/2006	—	480,000	—	$662,400
Meghan Fitzgerald	1/10/2006	12/14/2005	—	160,000	—	$307,200
	12/13/2006	12/13/2006	—	360,000	—	$496,800
Ivan King, Ph.D.	1/5/2006	12/14/2005	—	138,889	—	$218,056
	12/13/2006	12/13/2006	—	277,778	—	$383,334

(1)	Action was taken on December 14, 2005 by our Compensation Committee to approve the awards of restricted common stock on January 5, 2006, subject to each named executive officer remaining in the employ of the Company as of such date and subject to each named executive officer entering into a restricted common stock grant agreement.

Our 2005 Stock Incentive Plan is administered by our Compensation Committee. The objectives of the plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success.

There are 7,527,518 shares of common stock authorized for awards under the plan. As of December 31, 2006, 2,425,372 shares of common stock were available for grant under the plan.

The term of each 2006 restricted common stock award is ten years from the date of the grant. The awards will vest upon the earliest of (i) December 31, 2008; (ii) the approval of an NDA to market Cloretazine® (VNP40101M); or (iii) the occurrence of a Change of Control, as defined in our 2005 Stock Incentive Plan, with the exception of 20,000 shares awarded to Ms. Fitzgerald on January 10, 2006 which award vested on April 30, 2006. The 2005 Stock Incentive Plan requires that the recipient of an award be continuously employed or otherwise provide services to us. Failure to be continuously employed or in another service relationship generally results in the forfeiture of stock not vested at the time the employment or other service relationship ends.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity award holdings held by our named executive officers at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan Kessman	20,000	—		$2.56	10/20/2008	1,666,667	(3)	$2,250,000
	200,900	—		$5.25	1/11/2009
	747,244	—		$5.78	1/11/2009
	50,000	—		$14.88	2/24/2010
	30,000	—		$7.38	12/5/2010
	114,783	—		$4.75	12/6/2011
	150,000	—		$0.55	7/30/2012
	80,000	—		$1.57	12/10/2013
	150,000	—		$4.70	12/8/2014
Howard B. Johnson	350,000	—		$3.88	3/18/2012	791,667	(3)	$1,068,750
	72,499	—		$0.55	7/30/2012
	60,000	—		$1.57	12/10/2013
	50,000	50,000	(1)	$4.70	12/8/2014
Ann Lee Cahill	15,000	—		$4.71	1/7/2012	666,667	(3)	$900,000
	20,000	—		$0.55	7/30/2012
	10,000	—		$1.57	12/10/2013
	27,500	27,500	(2)	$4.31	10/15/2014
	25,000	25,000	(1)	$4.70	12/8/2014
Meghan Fitzgerald	—	—		—	—	500,000	(3)	$675,000
Ivan King, Ph.D	12,500	—		$4.38	1/29/2007	416,667	(3)	$562,500
	5,500	—		$3.03	1/29/2008
	14,000	—		$4.69	3/4/2009
	17,300	—		$6.06	5/20/2009
	60,000	—		$14.88	2/24/2010
	45,000	—		$7.38	12/5/2010
	53,582	—		$4.75	12/6/2011
	65,000	—		$0.55	7/30/2012
	40,000	—		$1.57	12/10/2013
	37,500	12,500	(1)	$4.70	12/8/2014

(1)	Options vest in two remaining equal annual installments on the third and fourth anniversary of the date of grant (December 8, 2004). This vesting schedule is accelerated in the event of a Change of Control.
(2)	Options vest in two remaining equal annual installments on the third and fourth anniversary of the date of grant (October 15, 2004). This vesting schedule is accelerated in the event of a Change of Control.
(3)	Restricted common stock awards vest upon the earliest of (i) December 31, 2008, (ii) a Change in Control, as defined in the Company’s 2005 Stock Incentive Plan, or (iii) the Company receiving approval of an NDA to market Cloretazine® (VNP40101M)

Option Exercises and Stock Vested

There were no exercises of stock options by our named executive officers during the year ended December 31, 2006. The following table sets forth the vesting of stock (reflecting restricted common stock) for our named executive officers during the year ended December 31, 2006.

Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
Alan Kessman	—	—
Howard B. Johnson	—	—
Ann Lee Cahill	—	—
Meghan Fitzgerald	20,000	$38,400
Ivan King, Ph.D.	—	—

Pension Benefits

We do not sponsor any plans that provide for payments or other benefits at, following, or in connection with retirement, excluding a tax-qualified defined contribution plan.

Nonqualified Deferred Compensation

We currently do not sponsor any non-qualified defined contribution or other non-qualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

The following summaries set forth potential payments to our named executive officers upon termination of employment or a change in control of us under their current employment or severance agreements:

(i)    Under the terms of our employment agreement with Mr. Kessman, in the event that his employment is terminated by us for any reason other than cause or disability, or if he terminates for good reason, we are obligated to pay him an amount equal to (x) two times his current base salary, (y) two times his average annual bonus for the prior two years, and (z) two times the annual amounts for his personal insurance policies, and to continue payment of certain insurance costs on his behalf for a period of two years. Under Mr. Kessman’s employment agreement, it shall constitute ‘‘good reason’’ for Mr. Kessman to terminate his employment and receive the amounts described above if there is a change in control and the Company or its successors, as the case may be, fails to agree in writing to extend the expiration date of the employment agreement to the two-year anniversary of the change of control.

(ii)    We entered into severance agreements with certain of our named executive officers, including Mr. Johnson, Ms. Cahill, Ms. Fitzgerald and Dr. King, pursuant to which each of these officers would be entitled to certain payments in the event such officer loses his or her employment during the twelve-month period following a ‘‘change in control,’’ as defined in the agreement. Specifically, if a ‘‘change in control’’ occurs, the officer shall be entitled to a lump sum severance payment equal to the sum of twelve months of the officer’s monthly base salary as in effect as of the date of termination or immediately prior to the change in control, whichever is greater, plus the average of the last two cash bonus payments made to the officer prior to the change in control. The officer would also be entitled to all payments necessary to provide him or her with group health insurance benefits substantially similar to those which he or she was receiving immediately prior to the date of termination until the earlier of 18 months after such termination or the date he or she has obtained new full-time employment. The foregoing amounts are not payable if termination of the officer is because of his or her death, by us for cause, or by the officer other than for good reason.

(iii)    On September 13, 2005, we entered into an additional agreement with Mr. Johnson, our President and Chief Financial Officer, pursuant to which Mr. Johnson would be entitled to certain payments in the event his employment is terminated after Mr. Kessman’s retirement, resignation or termination as our Chief Executive Officer (‘‘CEO’’). Specifically, if at any time within one year after the earlier of (i) the date of a public announcement by the Company of the hiring of a new CEO and (ii) the date of hiring of such new CEO as set forth in such public announcement (the ‘‘CEO Hiring Date’’) Mr. Johnson is terminated by the Company without cause (as defined in the agreement), he shall be entitled to a lump sum payment equal to the sum of twelve months of his monthly base salary as in effect as of the date of termination or immediately prior to such termination, whichever is greater, plus the average of the last two cash bonus payments made to Mr. Johnson prior to his termination. Mr. Johnson would also be entitled to all payments necessary to provide him with group health insurance benefits substantially similar to those which he was receiving immediately prior to the date of termination until the earlier of 12 months after such termination or the date he obtains new full-time employment. Also, if Mr. Johnson voluntarily resigns from his position as President and Chief Financial Officer of the Company within the first 90 days following the CEO Hiring Date, he shall be entitled to receive his full base salary, at the rate as in effect at the date of resignation, at such time as such payments would have been due pursuant to his previous salary arrangement, until the earlier of 12 months after the date of such resignation or the date he obtains new full-time employment (the ‘‘Transition Period’’), provided that Mr. Johnson advises and consults by telephone, in writing or, at a mutually agreeable time, in person regarding the affairs of the Company with the officers and directors of the Company upon requests for such services by such officers and directors during the Transition Period. In the event of such resignation, Mr. Johnson would also be entitled to all payments necessary to provide him with group health insurance benefits substantially similar to those which he was receiving immediately prior to the date of termination until the earlier of 12 months after such termination or the date he obtains new full-time employment. The foregoing amounts are not payable if the termination of Mr. Johnson is due to his death, is a result of a termination by us for cause or if Mr. Johnson is offered the position of CEO.

The following table sets forth the estimated value of payments and benefits due to our named executive officers under the circumstances summarized above pursuant to these employment and severance agreements assuming our named executive officers’ employment was terminated on December 31, 2006.

Name	Severance	Group Health Continuation	Value of Accelerated Equity Incentive Plan Awards
Alan Kessman—
change of control, as described in summary (i)	$1,112,572	$28,588	$2,250,000
termination, as described in summary (i)	$1,112,572	$28,588	—
Howard B. Johnson—
change of control, as described in summary (ii)	$356,602	$27,113	$1,068,750
change in CEO status, as described in summary (iii)	$356,602	$18,075	—
voluntary resignation, as described in summary (iii)	$286,000	$18,075	—
Ann Lee Cahill—
change of control, as described in summary (ii)	$298,500	$24,830	$900,000
Meghan Fitzgerald—
change of control, as described in summary (ii)	$273,000	$19,869	$675,000
Ivan King, Ph.D.—
change of control, as described in summary (ii)	$278,899	$25,020	$562,500

Code of Ethics

We have adopted a Code of Ethics and Business Conduct that applies to our directors, officers and employees, as well as a Code of Ethics that applies to our chief executive officer and senior financial officers. The codes have been posted on our website, www.vionpharm.com.

PROPOSAL NO. 2
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

We are asking our stockholders to approve an amendment to our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000. On March 22, 2007, our Board of Directors adopted resolutions approving and authorizing the amendment and directing that the amendment be submitted to a vote of the stockholders at the 2007 Annual Meeting.

The Board determined that the amendment is in the best interests of the Company and its stockholders and unanimously recommends approval by the stockholders. If the proposed amendment is approved by the stockholders, the Board currently intends to file with the Secretary of State of the State of Delaware a Certificate of Amendment (the ‘‘Certificate of Amendment’’) to our Restated Certificate of Incorporation, as amended (the ‘‘Restated Certficate’’), reflecting such amendment as soon as practicable following stockholder approval. Attached to this Proxy Statement as Appendix A is the proposed Certificate of Amendment.

Our Restated Certificate currently authorizes the issuance of up to 150,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $0.01 per share. No shares of Preferred Stock are currently issued and outstanding. The proposed amendment will not, if adopted, result in an increase in the number of authorized shares of preferred stock.

Of the 150,000,000 shares of common stock currently authorized, as of the close of business on May 1, 2007, there were 72,849,540 shares of common stock issued and outstanding.

Furthermore, as of May 1, 2007, we have reserved for possible future issuance:

•	an aggregate of 16,998,971 shares of common stock for issuance upon the exercise of outstanding warrants;

•	an aggregate of 31,249,980 shares of common stock for issuance upon the conversion of our outstanding convertible notes;

•	an aggregate of 4,211,592 shares of common stock for issuance upon the exercise of options outstanding under our stock option plans; and

•	an aggregate of 1,284,815 shares of common stock for issuance under our 2005 Stock Incentive Plan and under the Company’s Employee Stock Purchase Plan.

In addition, our payment of interest or make-whole premiums or payments on the notes under certain circumstances with shares of common stock will result in the issuance of additional shares of our common stock.

Each additional share of common stock will have the same rights and privileges as each share of currently authorized common stock.

The Board of Directors believes it is in the best interests of the Company to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning future business needs. The purposes for which additional authorized stock could be issued include, but are not limited to, general corporate purposes including funding the Company’s capital needs and corporate growth, corporate mergers and acquisitions, grants under employee stock plans, purchases under the Company’s employee stock purchase plan, the payment of interest on our convertible notes and the issuance upon the exercise of stock purchase rights to the extent they become exercisable under the Company’s Rights Agreement dated as of October 26, 1998, as amended (the ‘‘Rights Plan’’).

The Rights Plan was adopted in October 1998 and was subsequently amended. The Rights Plan is designed to protect stockholders from proposed takeovers which the Board believes are not in the best interests of the stockholders by providing stockholders with certain rights to acquire capital stock of the Company upon the occurrence of certain events. The rights, when and if they become exercisable, generally allow the holders to purchase $16 worth of our common stock for $8. In the event rights become exercisable under the terms of the Rights Plan, we would be required to issue a substantial number of shares of common stock. Due to the substantial number of our shares of common stock which are already issued or reserved for issuance, at the present time, the Company does not have a sufficient number of authorized shares to issue the entire amount of common stock which could become issuable in the event the rights under the Rights Plan become exercisable. Accordingly, unless Proposal No. 2 is adopted and the number of authorized shares of common stock is increased, in any situation where our rights may become exercisable, we will not be able to issue more than a de minimis number of shares upon the exercise of the rights, thereby frustrating the purpose of the Rights Plan. However, by increasing the number of shares available for issuance upon the exercise of rights, a change of control of the Company could be made more difficult by facilitating the operation of the Rights Plan.

If Proposal No. 2 is approved and the number of authorized shares is increased, the Board of Directors will determine whether, when and on what terms the issuance of shares of common stock may be warranted. We will be permitted to issue the additional shares of common stock without further action by the stockholders unless such action is required by applicable law or by the rules of the Nasdaq Capital MarketSM or any applicable stock exchange. Stockholders do not have pre-emptive rights with respect to the issuance of additional shares of common stock. We currently have no arrangements, commitments or understandings with respect to the sale or issuance of any additional shares of common stock, except in connection with the options outstanding, future grants under the Company’s Stock Incentive Plan, common share purchase rights under the Rights Plan, and our convertible notes and warrants issued in private placements in 2003, 2004 and 2007.

Except in certain cases such as a stock dividend, the issuance of additional shares of common stock would have the effect of diluting the voting power and ownership of existing stockholders. In addition, another effect of the approval of this proposal, although not a factor in the Board of Directors’ decision to propose the amendment, may be to enable the Board to issue shares of common stock in a manner that might have the effect of discouraging or making it more difficult for a third party to obtain control of the Company by means of a merger, tender offer, proxy contest or other approach, in addition to the potential anti-takeover effect of having shares available for issuance under the Rights Plan.

Vote Required

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required for the adoption of this proposal. An abstention from voting by a stockholder present in person and broker non-votes will have the same effect as a vote ‘‘against’’ the proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS ‘‘PROPOSAL NO. 2 — AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK’’ TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 3
AMENDMENT OF THE VION PHARMACEUTICALS, INC.
2005 STOCK INCENTIVE PLAN

Our Board of Directors believes that the continued growth and success of the Company depends, in large part, on our ability to maintain a competitive position in attracting, retaining and motivating key employees with experience and ability. Under the 2005 Stock Incentive Plan (the ‘‘2005 Plan’’), the Company is authorized to issue up to 7,531,818 shares of common stock (subject to adjustment in the event of stock splits and other similar events), subject to increase by the number of shares forfeited or canceled under our 2003 Stock Option Plan, pursuant to awards granted under the 2005 Plan. As of May 1, 2007, there were 6,585,180 shares outstanding as restricted stock and 946,638 shares available for future grant under the 2005 Plan. As of May 1, 2007, under all of our equity compensation plans, including the 2005 Plan, there were 4,211,592 shares subject to outstanding options at a weighted average exercise price of $4.74 with a weighted average term of 4.4 years, 6,585,180 shares outstanding as restricted stock and 1,284,815 shares available for future grant. The 2005 Plan is the only plan currently in effect under which we may make equity awards. Further information regarding the number of shares of our common stock that may be issued upon exercise of outstanding options granted and via our employee stock purchase plan under all of our equity compensation plans is also presented in the table under ‘‘Equity Compensation Plan Information’’ elsewhere in this proxy statement. On May 10, 2007, the closing price of our common stock, as reported by Nasdaq, was $1.85 per share.

Accordingly, on March 22, 2007, based on the recommendation of the Compensation Committee, our Board of Directors approved the amendment to our 2005 Plan to increase by 3,000,000 the number of authorized shares of common stock available for issuance under the 2005 Plan (subject to adjustment in the event of stock splits and other similar events) and determined to ask the stockholders to approve the amendment to the 2005 Plan. The increase in the number of shares of common stock available for issuance under the 2005 Plan will become effective if, and only if, approved by stockholders at the annual meeting. As indicated above, we have very few shares available for issuance under our 2005 Plan. We believe that the additional number of authorized shares is necessary in order to enable us to continue making equity compensation awards, which is a material element of our compensation program and our ability to attract and retain key employees and other personnel.

Description of the 2005 Plan

The following is a brief description of the material features of the 2005 Plan. This description is qualified in its entirety by reference to the full text of the 2005 Plan. Copies of the 2005 Plan are available to stockholders free of charge upon request.

Shares Available under the 2005 Plan.    The total number of shares of common stock, $.01 par value per share (the ‘‘Common Stock’’) which may be issued pursuant to the 2005 Plan is equal to 7,531,818, subject to increase by the number of shares forfeited or canceled under our 2003 Stock Option Plan. This number would be increased to 10,531,818 if the proposed amendment is approved. This number is subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events. Only the number of shares actually delivered to and retained by award recipients in connection with an award after all restrictions have lapsed will be counted against the number of shares reserved under the 2005 Plan. Shares subject to awards granted under the 2005 Plan that are canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of such shares to the recipient (or, if previously delivered, returned to the Company by such recipient) will be available for issuance under the 2005 Plan. Shares withheld in payment of the exercise price or taxes relating to an award under the 2005 Plan and shares equal to the number tendered in payment of any exercise price or taxes relating to any such award will also be available for issuance under the 2005 Plan. In no event may more than 6,725,000 shares of Common Stock (subject to adjustment for stock splits, stock dividends and other extraordinary corporate events) be issued under the 2005 Plan pursuant to ISOs.

Per-Person Award Limitation.    The 2005 Plan limits the number of shares that may be covered by options, SARs and performance awards intended to qualify as ‘‘performance-based compensation’’ under Section 162(m) of the Internal Revenue Code to any person in a given calendar year. Under this annual per-person limitation (which applies separately to each type of award), no person may in any year be granted awards covering more than 1,000,000 shares (subject to adjustment for stock splits, stock dividends and other extraordinary corporate events), plus the amount of the person’s unused annual share limit relating to the same type of award as of the close of the previous year.

Eligibility.    Awards may be granted under the 2005 Plan to any member of our Board of Directors (whether or not an employee of the Company or its affiliates), to any officer or other employee of the Company or its affiliates (including prospective officers and employees) and to any consultant or other independent contractor who performs or will perform services for the Company or its affiliates. As of May 11, 2007, approximately 50 persons were eligible to receive awards under the 2005 Plan.

Administration.    The 2005 Plan will be administered by the Compensation Committee of our Board of Directors (the ‘‘Committee’’), except that determinations with respect to the grant and administration of award to non-employee directors must be made by our Board of Directors. Subject to the terms and conditions of the 2005 Plan, the Committee is authorized to select the persons to whom awards will be made; prescribe the terms and conditions of each award and make amendments thereto; construe, interpret and apply the provisions of the 2005 Plan and of any agreement or other document evidencing an award made under the 2005 Plan and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the 2005 Plan. The Committee is permitted to delegate authority to executive officers for the granting of awards, but any action pursuant to delegated authority will be limited to grants to employees, including officers who are below the executive officer level. The 2005 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2005 Plan.

Limitation on Repricing.    The 2005 Plan contains a limitation on repricing pursuant to which no repricing (within the meaning of any stock exchange or market on which the shares of Common Stock may then be listed) of any outstanding option granted under the 2005 Plan be permitted, without the approval of our stockholders. Adjustments to the price or number of shares subject to an award to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a ‘‘repricing.’’

Stock Options and SARs.    The Committee is authorized to grant stock options, including ISOs and options that do not qualify as ISOs. SARs may also be granted, entitling the recipient to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the designated ‘‘base price’’ of the SAR. The exercise price of an option and the base price of an SAR will be determined by the Committee, but may not be less than the fair market value of the underlying shares on the date of grant. The Committee will determine the term of each option and SAR, but the maximum term of each option and SAR will be ten years. Subject to this limit, the times at which each will be exercisable and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment or upon the occurrence of other events generally are fixed by the Committee. Options may be exercised by payment of the exercise price in cash, shares or other property (which may include through broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee.

Restricted Stock and Deferred Stock.    The Committee is authorized to grant restricted stock and deferred stock. Prior to the end of the restricted period, shares granted as restricted stock may not be sold, and will be forfeited in the event of termination of employment in specified circumstances. The Committee will establish the length of the restricted period for awards of restricted stock. Aside from the risk of forfeiture and non-transferability, an award of restricted stock entitles the recipient to the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends (subject to any mandatory reinvestment or other requirements imposed by the Committee).

Deferred stock gives a recipient the right to receive shares at the end of a specified deferral period. Deferred stock subject to forfeiture conditions may be denominated as an award of ‘‘stock units,’’ ‘‘restricted stock units,’’ ‘‘phantom shares’’ or ‘‘performance shares.’’ The Committee will establish any vesting requirements for deferred stock granted for continuing services. Prior to settlement, deferred stock awards, carry no voting or dividend rights or other rights associated with stock ownership, but dividend equivalents will be paid or accrue unless otherwise determined by the Committee.

Other Stock-Based Awards.    The 2005 Plan authorizes the Committee to grant awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to the Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards.

Performance-Based Awards.    The Committee may also grant performance awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable, vested or settleable, or as a condition to accelerating the timing of such events. If so determined by the Committee, in order to avoid the limitations on tax deductibility under Section 162(m) of the Code, the business criteria used by the Committee in establishing performance goals applicable to performance awards to the named executive officers will be selected from among the criteria set forth below for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units or products: the commencement, completion or progress of preclinical or clinical trials of proposed products; regulatory filings with respect to the Company’s proposed products; regulatory approvals (including approvals of products and approvals of protocols for trials of proposed products); patent applications or issuances; achievement of other product development milestones; manufacturing or process development; information technology; corporate development (including licenses or establishment of third party collaborations or joint ventures); mergers, acquisitions or dispositions (including acquisitions of an licenses of new products and technologies or intellectual property); basic or diluted earnings per share; sales or revenues; earnings before interest and taxes (in total or on a per share basis); net income; returns on equity, assets, capital, revenue or similar measure; economic value added; working capital; and/or total stockholder return. These goals may be set with fixed, quantitative targets, targets relative to past performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the Committee for comparison.

Amendment and Termination of the 2005 Plan; Term of the 2005 Plan.    Except as may otherwise be required by law or the requirements of any stock exchange or market upon which the Common Stock may then be listed, our Board of Directors, acting in its sole discretion and without further action on the part of our stockholders, may amend the 2005 Plan at any time and from time to time and may terminate the 2005 Plan at any time. Unless earlier terminated, the 2005 Plan will terminate on the tenth anniversary of the date on which it is approved by our stockholders.

Federal Income Tax Implications of the 2005 Plan

The grant of an option or an SAR will create no federal income tax consequences for the recipient or the Company. A recipient will not have taxable income upon exercising an option which is an ISO, except that the alternative minimum tax may apply. Upon exercising an option which is not an ISO, the recipient generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and nonforfeitable shares acquired on the date of exercise. Upon exercising an SAR, the recipient must generally recognize ordinary income equal to the fair market value of the shares received.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the recipient must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a recipient’s sale of shares acquired by exercise of an option generally will result in capital gain or loss measured by the difference between the sale price and the recipient’s tax ‘‘basis’’ in such shares. The tax ‘‘basis’’ normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A recipient’s sale of shares acquired by exercise of an SAR generally will result in capital gain or loss measured by the difference between the sale price and the tax ‘‘basis’’ in the shares, which generally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

We normally can claim a tax deduction equal to the amount recognized as ordinary income by a recipient in connection with an option or SAR, but no tax deduction relating to a recipient’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the applicable ISO holding periods before selling the shares.

With respect to awards other than options and SARs that result in a transfer to the recipient of shares or other property, if no restriction on transferability or substantial risk of forfeiture applies to the transferred amounts, the recipient generally must recognize ordinary income equal to the fair market value of shares or other property actually received. If a restriction on transferability and substantial risk of forfeiture applies to shares or other property transferred to a recipient under an award (such as, for example, restricted stock), the recipient generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In all cases, we can claim a tax deduction in an amount equal to the ordinary income recognized by the recipient, except as discussed below. A recipient may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the recipient subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, with respect to the amount of ordinary income on which he or she previously paid tax.

Compensation that qualifies as ‘‘performance-based’’ compensation is excluded from the $1 million deductibility cap under Section 162(m) and therefore remains fully deductible by the company that pays it. Under the 2005 Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such ‘‘performance-based’’ compensation. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 2005 Plan will be fully deductible under all circumstances. In addition, other awards under the 2005 Plan may or may not qualify depending on the terms of the awards.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 2005 Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to recipients of awards under the 2005 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible ‘‘golden parachute’’ excise taxes) or taxes imposed under state, local, or foreign tax laws.

New Plan Benefits.

The type, number, recipients, and other terms of such awards which will be made under the 2005 Plan cannot be determined at this time.

Equity Compensation Plan Information

The following table provides information about shares of our common stock that may be issued upon the exercise of options and rights under all of the Company’s existing equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights($)		Number of Securities Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	3,283,873	(1,2)	$4.47		2,763,549	(3)
Equity compensation plans not approved by security holders	948,144	(4)		(4)	—
Total	4,232,017				2,763,549

(1)	Reflects the following:

(a)	Outstanding options to purchase 1,137,222 shares of our common stock granted under our 2003 Stock Option Plan. We no longer grant stock options under our 2003 Stock Option Plan due to the adoption of our 2005 Stock Incentive Plan, and

(b)	Outstanding options to purchase 2,146,651 shares of our common stock granted under our 1993 Stock Option Plan. We no longer grant stock options under our 1993 Stock Option Plan, which expired on April 15, 2003.

(2)	Under our 2000 Employee Stock Purchase Plan, participants are permitted to purchase our common stock during the stock offering period. Accordingly, the number of shares of common stock to be issued under our 2000 Employee Stock Purchase Plan is not determinable and is not included.
(3)	Reflects 2,425,372 shares of our common stock available for future issuance at December 31, 2006 under our 2005 Stock Incentive Plan and 338,177 shares of our common stock available for future issuance at December 31, 2006 under our 2000 Employee Stock Purchase Plan.
(4)	Reflects outstanding options to purchase 948,144 shares of our common stock granted under our Senior Executive Stock Option Plan (the ‘‘Senior Plan’’) to Mr. Kessman in January 1999 at exercise prices ranging from $5.25 to $5.775 in connection with his employment agreement. The shares of common stock issuable upon exercise of the options granted to Mr. Kessman under the Senior Plan have not been registered. The following summarizes the principal terms of the Senior Plan, which was adopted by our Board of Directors on January 11, 1999. Options may be granted under the Senior Plan to our Chief Executive Officer and to a director or officers who are considered a Reporting Persons under Rule 16b-3. The Board has appointed its Compensation Committee to administer the plan. Subject to the limitations of the Senior Plan, the Compensation Committee has broad authority under the Senior Plan. The maximum number of shares of common stock that may be issued under the Senior Plan is 980,000, subject to customary antidilution and other adjustments provided for in the Senior Plan, and the maximum number of shares of common stock with respect to such options that may be granted to any individual in any calendar year is 980,000 shares. Shares of common stock available for issuance under the Senior Plan may be authorized and unissued or held by the Company in its treasury. All options expire not more than 10 years after the date of grant. The exercise price for each share of common stock covered by an option will be determined by the Committee at the time of grant. The Committee may establish vesting and other conditions or restrictions on the exercise of an option and/or upon the issuance of common stock in connection with the exercise of an option as it deems appropriate. No option will be exercisable during the first 6 months after the date of grant. If an optionee’s employment or service terminates, the portion of an option not exercisable on the date of termination shall immediately terminate and the portion of an option that is exercisable on the date of termination shall remain exercisable for a period of time following the termination date, as follows: (i) if due to death or disability, for one year; (ii) if due to cause, immediately terminates; and (iii) for any other termination, for 3 months. The Senior Plan will terminate on September 9, 2013, unless sooner terminated by the Board. The Board may amend or terminate the Senior Plan at any time.

Vote Required

Approval of the amendment to the 2005 Plan will require the affirmative vote of holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Broker non-votes with respect to this matter will be treated as neither a vote ‘‘for’’ nor a vote ‘‘against’’ the matter, and will not be counted in determining the number of shares necessary for approval. ‘‘Broker non-votes’’ are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the meeting entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote ‘‘against’’ the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS ‘‘PROPOSAL 3 — AMENDMENT OF THE 2005 STOCK INCENTIVE PLAN’’ TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL OF THIS PROPOSAL.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2007, and has further directed that management submit the selection of independent auditors for ratification by stockholders at the annual meeting. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection were ratified, the Board of Directors at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young LLP has audited the Company’s financial statements since 1995. A representative of the firm of Ernst & Young LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP, our independent registered public accountants, in 2006 and 2005:

	Years ended December 31,
	2006		2005
	Fees	% Approved by the Audit Committee	Fees	% Approved by the Audit Committee
Audit fees	$182,088	100%	$181,776	100%
Audit related fees	—	—	—	—
Tax fees	30,341	100%	29,554	100%
All other fees	1,515	100%	1,515	100%
Total	$213,944		$212,845

Audit Fees consist of fees billed for the annual audit of our financial statements and other audit services including the provision of consents and the review of documents filed with the SEC. The fees for 2006 include $50,812 of accrued audit fees for the 2006 year-end audit that were not billed until 2007. The fees for 2005 include $64,765 of accrued audit fees for the 2005 year-end audit that were not billed until 2006.

Tax Fees consist of fees billed for tax compliance services.

All Other Fees consist of a subscription fee for an online accounting research database.

Audit Committee Pre-approval Policies and Procedures

The Audit Committee of our Board of Directors is responsible, among other matters, for the oversight of the external auditor. The Audit Committee has adopted a policy regarding pre-approval of audit and permissible non-audit services provided by our independent registered public accountants (the ‘‘Policy’’).

Under the Policy, proposed services either (i) may be pre-approved by the Audit Committee without consideration of specific case-by-case services as ‘‘general pre-approval’’; or (ii) require the specific pre-approval of the Audit Committee as ‘‘specific pre-approval’’. The Audit Committee may delegate either type of pre-approval authority to one or more of its members. The Policy sets out the audit, audit-related, tax and other services that have received the general pre-approval of the Audit Committee, including those described in the footnotes to the table, above; these services are subject to annual review by the Audit Committee. All other audit, audit-related, tax and other services must receive a specific pre-approval from the Audit Committee.

The Audit Committee establishes budgeted fee levels annually for each of the four categories of audit and non-audit services that are pre-approved under the Policy, namely, audit, audit-related, tax and other services. Requests or applications to provide services that require specific approval by the Audit Committee are submitted to the Audit Committee by both the external auditor and the chief financial officer. At each regular meeting of the Audit Committee, the external auditor provides a report in order for the Audit Committee to review the services that the external auditor is providing, as well as the status and cost of those services.

Vote Required

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote is required for the adoption of this proposal. If you hold your shares through a broker, bank or other nominee and you do not instruct them on how to vote on this proposal, your broker will not have authority to vote your shares. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote ‘‘against’’ the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS DEEMS ‘‘PROPOSAL NO. 4 — RATIFICATION OF INDEPENDENT AUDITORS’’ TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE ‘‘FOR’’ APPROVAL OF THIS PROPOSAL.

ADDITIONAL INFORMATION

‘‘Householding’’ of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address be delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as ‘‘householding’’, potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if you shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Corporate Secretary, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Stockholder Proposals for the 2008 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting in 2008 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposal must be received by the Company’s Corporate Secretary no later than February 5, 2008. Proposals should be sent by certified mail, return receipt requested to Corporate Secretary, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

Stockholder proxies obtained by our Board of Directors in connection with our 2008 Annual Meeting will confer on the proxies discretionary authority to vote on any matters presented at the meeting which were not included in the proxy statement, unless notice of the matter to be presented at the meeting is provided to our Secretary before April 21, 2008. Notices of intention to present proposals at the 2008 Annual Meeting should be sent by certified mail, return receipt requested to Corporate Secretary, Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors has no knowledge of any other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy, to the extent entitled, on those matters in accordance with their best judgment. Whether or not you expect to attend the annual meeting, the prompt return of your proxy in the enclosed envelope, or your vote by telephone or on the Internet, will be appreciated.

On behalf of the Board of Directors
Karen Schmedlin Secretary

May 25, 2007

APPENDIX A

CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
VION PHARMACEUTICALS, INC.

VION PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the ‘‘Corporation’’), DOES HEREBY CERTIFY:

FIRST: That by unanimous consent of the Board of Directors of the Corporation at a meeting on March 22, 2007, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The proposed amendment to the Corporation’s Certification of Incorporation is as follows:

SECOND: The Corporation’s Certificate of Incorporation is amended to amend and restate Article FOURTH thereto which shall read in its entirety as follows:

‘‘FOURTH: Authorization, Designation and Amount. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 305,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $.01 per share (the ‘‘Common Stock’’) and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share (the ‘‘Preferred Stock’’). The powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of the Preferred Stock shall be set forth in this Article FOURTH.

Part A. Preferred Stock

(a) Designation of Preferred Stock.    The Board of Directors of the Corporation (the ‘‘Board of Directors’’) is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:

(1) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

(2) whether the shares of such series shall have voting rights or powers in addition to any voting rights required by law and, if so, the terms of such voting rights or powers, which may be full or limited;

(3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or series;

(4) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(5) the amount or amounts payable with respect to shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

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(7) whether the shares or series shall be convertible into, or exchangeable for, shares of stock of any other class or series of any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of exchange;

(8) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or series;

(9) the conditions or restrictions, if any, to be effective while any shares of such class or series are outstanding upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series; and

(10) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, imitations or restrictions thereof.

The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock so designated pursuant to this Part A.

Part B. Common Stock

1. Common Stock.

(a) Voting.     Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters as to which holders of Common Stock shall be entitled to vote, which voting rights shall not be cumulative. In any election of directors, no holder of Common Stock shall be entitled to more than one vote per share.

(b) Other Rights.     Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share and each share of Common Stock shall be entitled to all of the rights and privileges, and subject to the limitations and qualifications, of shares of Common Stock provided by the Delaware General Corporation Law.

THIRD: That pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation for consideration at the annual meeting of stockholders held on June 26, 2007 and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

In Witness Whereof, the undersigned have signed this Certificate and affirm, under penalties of perjury that the Certificate is the act and deed of the corporation and the facts stated herein are true.

Date:
__________________________ Alan Kessman Chief Executive Officer

ATTEST

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APPENDIX B

VION PHARMACEUTICALS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 26, 2007

Alan Kessman and Karen Schmedlin, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of common stock of Vion Pharmaceuticals, Inc. held of record by the undersigned on May 7, 2007, at the 2007 Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Tuesday, June 26, 2007 at The Stamford Marriott Hotel, 2 Stamford Forum, 243 Tresser Boulevard, Stamford, Connecticut 06901, or any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2 and 4.

(Continued And To Be Signed On Reverse Side.)

   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.

	For All Nominees	Withhold All	For All Except
1. Nominees for the Board of Directors:	[ ]	[ ]	[ ]
1) William R. Miller
2) George Bickerstaff
3) Stephen K. Carter, M.D.
4) Alan Kessman
5) Kevin Rakin
6) Alan C. Sartorelli, Ph. D.
7) Ian Williams, D. Phil.
8) Gary K. Willis

       When you mark ‘‘For All Except,’’ write the nominee’s number on the line below:

	FOR	AGAINST	ABSTAIN
2. Amendment to Certificate of Incorporation, as amended, to Increase Authorized Shares of Common Stock from 150 million shares to 300 million shares:	[ ]	[ ]	[ ]
	FOR	AGAINST	ABSTAIN
3. Amendment to the Vion Pharmaceuticals, Inc. 2005 Stock Incentive Plan:	[ ]	[ ]	[ ]
	FOR	AGAINST	ABSTAIN
4. Ratification of Ernst & Young LLP as the Company’s Independent Auditors:	[ ]	[ ]	[ ]

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Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

The shareholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and Annual Report, each of which has been furnished herewith. Please sign, date and return this proxy card promptly using the enclosed envelope.

SIGNATURE:

SIGNATURE, IF HELD JOINTLY:

DATED:                     , 2007

Important: Please sign exactly as name appears above. Each joint owner should sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

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